SUB-ITEM 77E.  LEGAL PROCEEDINGS

Since February 2004, Federated
 and related entities
(collectively, "Federated")
 have been
named as defendants in
several lawsuits, that
 were consolidated into
a single action in the
United States District
Court for the Western
District of Pennsylvania,
alleging excessive advisory
fees involving one of
the Federated-sponsored
mutual funds.  Without
admitting the validity of
any claim, Federated
reached a final settlement
with the Plaintiffs in these
 cases in April 2011.

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